FUND PARTICIPATION AND SERVICE AGREEMENT

The Guardian Insurance & Annuity Company, Inc. (“ Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“ AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “ Fund”), for good and valuable consideration, hereby agree on this May day of 1, 2017, that Class 4 shares of the Funds (“Class 4 Shares” or the shares” ) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

1.	Authorization; Services.

a.

As distributor of the Series, AFD agrees to make Class 4 Shares of the Funds that offer such share classes generally (the initial Funds listed on Exhibit A) available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit A pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least (thirty) 30 days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company. To the extent permitted by applicable insurance laws and regulations, Insurance Company intends to purchase Fund shares on behalf of its Separate Accounts to fund the aforesaid Contracts, and each Fund is authorized to sell such Fund shares to the Separate Accounts at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus (as defined below) of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering Prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

b.

Transfer Agent hereby appoints Insurance Company as limited agent and designee with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and Insurance Company accepts such appointment, on the terms set forth herein.

c.

During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties. In consideration of Insurance Company performing the “Services, the Series agrees to pay Insurance Company an administrative services fee as set forth on Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.

Insurance Company will be entitled to a Rule l 2b- l distribution fee paid by the Series, as set forth in Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

3.	Compliance with Laws; Reliance on Instructions.

a.

AFD and CRMC acknowledge and agree that Insurance Company is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD and/or CRMC, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by AFD, CRMC and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self- regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “ Applicable Law”) over AFD, CRMC or Funds, and the provisions of the Funds’ prospectus and statement of additional information.

b.

Insurance Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by Insurance Company or its agents that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by AFD; (ii) satisfying prospectus delivery requirements, to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over Insurance Company.

c.

Insurance Company and its affiliates shall make no representations concerning the Funds’ shares except those contained in the then current definitive prospectus, summary prospectuses and statement of additional information of the Series and any further supplements thereto (the “ Prospectus”), in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among Insurance Company, Park Avenue Securities LLC, AFD and CRMC dated even date herewith (the “Business Agreement”).

d.	Each party is entitled to rely on any written records or instructions provided to it by authorized persons of the other party(ies).

4.	Insurance Company Representations and Warranties.

a.	The Insurance Company represents and warrants that:

(i) it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) it will or has established the Separate Accounts as separate accounts under applicable law;

(v) it has registered the Separate Accounts as unit investment trusts under the 1940 Act, to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(vi) the Contracts are or will be and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), that Insurance Company will maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(vii) the Separate Accounts have been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or are properly exempt from registration under the 1933 Act, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to Insurance Company by AFD, Transfer Agent, CRMC or the Series expressly for use therein;

(viii) the Contracts provide for the allocation of net amounts received by the Insurance Company to the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media;

(ix) Insurance Company’s affiliate, Park Avenue Securities LLC (a) is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (b) is complying with and will continue to comply with all applicable federal laws, rules and regulations; and (c) is a member ofFINRA, and its membership with FINRA is not currently suspended or terminated. Insurance Company agrees to notify AFD immediately in writing if any of the foregoing representations ceases to be true to a material extent.

(x) any information furnished in writing by Insurance Company for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not mis le ading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(xi) investment by each Separate Account in a Fund is in reliance on and consistent with the terms of applicable exemptive relief issued to the Series by the SEC to permit mixed and shared funding (the “Mixed and Shared Funding Order”);

(xii) the Separate Accounts invest in the Funds in reliance on the status of each Separate Account as a “ Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Code; and

(xiii) Insurance Company represents and warrants that , if the Insurance Company delivers summary prospectuses for the Funds, it will be responsible for compliance with the provisions of Rule 498(f)(l) involving Contractholder requests for additional fund documents made directly to the Insurance Company or one of its affiliates.

(xiv) Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source other than from the administrative services fee paid by the Funds.

5.	Representations and Warranties of AFD, Transfer Agent, CRMC and the Series.

a.	AFD and Transfer Agent each represents and warrants (as applicable) that:

(i) this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(ii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iii) the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(iv) AFD represents that the Funds are registered as investment companies under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the 1933 Act;

(v) AFD represents that it is registered as a broker-dealer under the 1934 Act and may properly cause Fund shares to be made available for the purposes of this Agreement;

(vi) Shares of the Series may be offered to separate accounts of various insurance companies in addition to Insurance Company. AFD represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Code, and that it will notify the Insurance Company promptly upon having a reasonable basis for believing that it has ceased to comply with the Section 817(h) diversification requirements or that it might not so comply in the future.

(vii) it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(viii) AFD and its affiliates are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD relating to any Fund; and

(ix) AFD represents that prospectuses, other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue.

b.	CRMC and the Series represent and warrant that:

(i) the Series is, and shall be at all times while this Agreement is in force, (a) lawfully organized and validly existing in accordance with the laws of the Commonwealth of Massachusetts, and (b) registered as an open-end management investment company under the 1940 Act;

(ii) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to Insurance Company and the Series’ registration statement and any further amendments thereto will, when they become effective, and the Prospectus shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to CRMC or the Series by Insurance Company expressly for use therein.

(iii) Each Fund will comply with the diversification requirements of Section 817 and shall maintain its qualification as a “ regulated investment company” (“RIC”) under the Code, and prompt notification will be given to the Insurance Company should there be a reasonable basis for believing that any Fund has ceased to comply with the Section 817(h) diversification requirements or that it might not so comply in the future.

(iv) The Series makes no representation or warranty as to whether any aspect of its operations (including but not limited to fees expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

(v) The Series and CRMC represent and warrant that, if the Insurance Company delivers summary prospectuses for the Funds, they will be responsible for compliance with the provisions of Rule 498(f)(l) involving Contractholder requests for additional fund documents made directly to the Series, CRMC or one of their affiliates.

6.

Omnibus Accounts. The Funds recognize that the Insurance Company, for itself or on behalf of the Separate Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Contracts, and that the Insurance Company intends to establish one or more omnibus accounts per Fund. Such arrangement will result in aggregated share orders. In the event that the aggregate Contractholder accounts maintained by the Insurance Company do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Contractholders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

7.

Pricing Information. The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current Prospectuses. The Series or the Transfer Agent will use their best efforts to communicate to the Insurance Company such information by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously.

8.	Pricing Adjustments.

a.

In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Insurance Company under paragraph 7, the correction will be handled in a manner consistent with SEC guidelines and the 1940 Act. To the extent a price adjustment results in a deficiency or excess to a Contractholder’s account, Insurance Company and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to Transfer Agent’s error, Transfer Agent shall reimburse the affected Contractholder’s account and any costs incurred for correcting Contractholders accounts will be at the Insurance Company’ s expense. The Funds or Transfer Agent shall notify Insurance Company as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

Method of Communication

(i) Fund /SERV Transactions. The parties agree that they will ordinarily choose to use the National Securities Clearing Corporation’ s Mutual Fund Settlement, Entry and Registration Verification (“ Fund/SERV” ) system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

(ii) Manual Transactions. If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent , and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders , the reason for the adjustment. Funds and Transfer Agent agree that the Insurance Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or AFD, as applicable) to Contractholders whose accounts are affected by the adjustment.

9.	Purchases and Redemption Orders; Settlement of Transactions

a.

Manual Transactions. Manual transactions via facsimile or other electronic transmission acceptable to Transfer Agent shall be used by Insurance Company only in the event that Insurance Company is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by Insurance Company or the National Securities Clearing Corporation (“ NSCC”) or other events beyond the Insurance Company’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i) Next Day Transmission of Orders. The Insurance Company will notify the Transfer Agent by 8:00 a.m. Eastern Time , on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contractholders in each Separate Account by 4:00 p.m. Eastern Time on the prior Business Day (the “Trade Date”). Insurance Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’ s net asset value. Transfer Agent may process orders it receives after the 8:00 a.m. Eastern Time deadline using the net asset value next determined.

(ii) Purchases. All orders received by Insurance Company by 4:00 p.m. Eastern Time on a Business Day and communicated to the Transfer Agent by the 8:00 a.m. Eastern Time deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Insurance Company will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern Time on the next Business Day following Trade Date.

(iii) Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Insurance Company. Transfer Agent will use best efforts to initiate payment by wire to Insurance Company or its designee proceeds of such redemptions on the next Business Day following the Trade Date (T+1).

(iv) When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one order for all Contractholder purchase transactions and one order for all Contractholder redemption transactions, unless otherwise agreed to by the Insurance Company and the Transfer Agent. Aggregate purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

b.	Fund/SERV Transactions. The parties will ordinarily use the NSCC Fund/SERV system, and if used, the following provisions shall apply:

(i) Without limiting the generality of the following provisions of this section, the Insurance Company and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii) Any information transmitted through the NSCC ‘s Networking system (“ Networking”) by any party to the other and pursuant to this Agreement will be accu rate, complete, and in the format prescribed by the NSCC . Each party will adopt , implement and maint ain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into , Networking to persons specifically authorized by such party. The parties agree that Insurance Company will receive a position file via the NSCC on a daily basis.

(iii) Same Day Trades. On each Business Day, the Insurance Company shall aggregate and calculate the purchase orders and redemption orders for each Separate Account received by the Insurance Company prior to 4:00 p.m. Eastern Time. The Insurance Company shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Separate Account received by 4:00 p.m. Eastern Time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“ DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern Time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern Time on the Trade Date. All orders received by the Insurance Company after 4:00 p.m. Eastern Time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day , and Insurance Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(iv) When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one order for all Contractholder purchase transactions and one order for all Contractholder redemption transactions, unless otherwise agreed to by the Insurance Company and the Transfer Agent. Aggregate purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

c.

Procedures. Insurance Company represents and warrants that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern Time on any Business Day will be submitted with that business day’s net asset value.

d.

Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement , Transfer Agent and Insurance Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for Insurance Company should be sent to:

ABA#	041 000 124
Bank	PNC BANK
PITTSBURGH PA
A/C#	4227616799
A/C Name	Guardian Insurance & Annuity
Operating Account
Swift Code PNCCUS33

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA 90017

ABA#: 121000248

AFS Account#: 4100-060532

For Credit to AFS acct. no. (account number and fund)

FBO The Guardian Insurance & Annuity Company,

Inc.

e.

Processing Errors. Processing errors which result from any delay or error caused by Insurance Company may be adjusted through the NSCC System by Insurance Company by the necessary transactions on a current basis.

f.

Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Separate Account.

g.

Reconciliation. Insurance Company shall reconcile share positions with respect to each Fund for each Separate Account daily as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with Insurance Company’s share positions for that Separate Account. Insurance Company shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five (5) business days.

h.

Verification. Within a reasonable period of time after receipt of a confinnation relating to an instruction, Insurance Company shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

1.

Order Processing. Any order by Insurance Company for the purchase of shares of the respective Funds through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. AFD/Transfer Agent will not accept any order from Insurance Company that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that AFD shall forward from time to time. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three (3) days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold the Insurance Company responsible for any los s, expense, liability or damage , including loss of profit suffered by AFD and/or the respective Funds, resulting from Insurance Company’s delay or failure to make payment as aforesaid.

J.

Dividends and Distributions. The Transfer Agent shall furnish notice promptly to the Insurance Company of any dividend or distribution payable on any Funds held by the Separate Accounts. The Insurance Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify the Insurance Company of the number of shares so is sued. All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value. The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

k.

Right to Suspend. The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Insurance Company shall abide by requirements of the Funds’ frequent trading policy as described in the Series’ Prospectus and statement of additional information.

I.

Book Entry. Transfer of the Series ‘ shares will be by book entry only. No stock certificates will be issued to the Separate Accounts. Shares ordered from a particular Fund will be recorded by the Series as instructed by Insurance Company in an appropriate title for the corresponding Separate Account.

m.

Limitations on Redemp tions. The Insurance Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Insurance Company’s assets held in the Account) except (i) as necessary to implement Contractholder-initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”); and (iii) as outlined herein under Section 16(d) -“Termination. “ Upon request , the Insurance Company will promptly furnish to the Series and AFD an opinion of counsel for the Insurance Company (which counsel shall be reasonably satisfactory to the Series and AFD) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

10.

Account Activity. Upon request, the Transfer Agent shall send to the Insurance Company, (i) confirmations of activity in each Separate Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by Insurance Company and agreed upon by Transfer Agent.

11.

Expenses. All expenses incident to each party’s performance of this Agreement shall be paid by the respective party. The Funds shall pay the cost of registration of their shares with the SEC, preparation and distribution of the Fund’s Prospectuses, proxy materials and reports to existing Insurance Company Contractholders, as applicable, and the preparation and distribution of other related statements and notices required by Applicable Law. The Funds shall pay the cost of qualifying Fund shares in states where required.

12.

Proxy and Other Communication Materials. The Funds shall distribute to the Insurance Company their proxy material and periodic Fund reports to shareholders. AFD will notify the Insurance Company of any shareholder proposal as soon as practicable in order to allow the Insurance Company time to prepare for any related Contractholder communication and Fund change implementation. AFD, Transfer Agent or the Funds shall provide the Insurance Company with a reasonable quantity of the Funds’ Prospectuses and sales literature upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement. AFD, Transfer Agent or the Funds shall provide to Insurance Company, or its authorized representative, at no expense to Insurance Company, the following Contractholder communication materials prepared for circulation to Contractholders in quantities reasonably requested by Insurance Company which are sufficient to allow mailing thereof by Insurance Company, to the extent required by Applicable Law, to all Contractholders in the Separate Accounts: proxy or information statements, annual reports, semi-annual reports, and all updated Prospectuses, supplements and amendments thereof. AFD, Transfer Agent or the Funds shall provide Insurance Company with other documents and materials as Insurance Company may reasonably request from time to time.

AFD will provide Insurance Company on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one-year, three year, five-year, ten-year and life of the Fund. AFD will endeavor to provide the information in clause (a) to Insurance Company within twenty (20) business days after the end of each quarter, and will endeavor to provide the infonnation in clause (b) to Insurance Company within five (5) business days after the end of each month.

As required, AFD, the Transfer Agent and/or the Funds will ensure that Fund materials are filed with and/or approved by FINRA and provide notice of the same to the Insurance Company upon its request.

The Funds, AFD, the Transfer Agent and/or CRMC will make all reasonable efforts to assist the Insurance Company in its updating of its contract prospectuses, including timely providing any Fund information it needs to do so.

13.

Proxy MaterialsNoting. The Insurance Company will distribute all proxy material furnished by the Funds to the extent required by Applicable Law. For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act (“ Registered Separate Accounts”), the Insurance Company shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Insurance Company (or its designated agent) from owners of Contracts funded by such Registered Separate Accounts having a voting interest in the Funds. The Insurance Company shall vote shares of the Funds held in Registered Separate Accounts that are attributable to the Contracts as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Contracts and owned beneficially by the Insurance Company (resulting from charges against the Contracts or otherwise), in the same proportion as the votes cast by owners of the Contracts funded by the Registered Separate Account having a voting interest in the Funds from whom instructions have been timely received. The Insurance Company shall vote shares of the Funds held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion.

14.

Future Registration and/or Addition of Separate Account(s). If Insurance Company adds a Separate Account, which is currently or newly registered as a unit investment trust under the 1940 Act, to this arrangement, Insurance Company will provide to each Fund, as appropriate, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or any Separate Account contemporaneously with the filing of such document with the SEC, FINRA or other regulatory authority.

15.

Independent Contractor Status. The Insurance Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent AFD or the Funds in any way or otherwise be deemed an agent of AFD or the Funds.

16.	Termination. At the terminating party’s election and the other party’s concurrence, termination of this Agreement may be limited solely as to new Contracts. This Agreement shall terminate:

a.	at the option of the Insurance Company, AFD, Transfer Agent, CRMC or the Series upon sixty (60) days’ advance written notice to the other parties;

b.	at any time by giving thirty (30) days’ written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period;

c.

at the option of the Insurance Company, CRMC, AFD or the Series, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) the Insurance Company, (iv) AFD or (v) the Funds by FINRA, the SEC or any other regulatory body;

d.

at the option of Insurance Company immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code or fails to qualify for Subchapter M of the Code;

e.

at the option of any party upon termination of CRMC’s investment advisory agreement with the Series. Notice of such termination shall be promptly furnished. This paragraph (e) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between CRMC and the Series;

f.

except for Insurance Company’s delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

g.

in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Insurance Company. Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur;

h.

for Registered Separate Accounts, they may terminate upon a unilateral decision by the Insurance Company, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts, in which case the Insurance Company will give prior written notice to the applicable Fund and AFD upon the occurrence of the following actions taken for the purpose of substituting shares of the Fund: (I) the filing of an exemptive application made to the SEC to substitute Fund shares with the shares of another investment company, or (2) the filing of a proxy statement relating to a proposed Contractholder vote to substitute Fund shares with the shares of another investment company;

1.

upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

17.

Notices. All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Insurance Company:

The Guardian Insurance & Annuity Company, Inc.

7 Hanover Square H-230

New York, NY 10004

Attention: Equity Counsel

Telephone No.: 212-598-8359

Facsimile No.: 212-919-2691

If to AFD, Transfer Agent, CRMC or to the Series:

Kenneth R. Gorvetzian

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA 90071

with a copy to:

Stephen T. Joyce

American Funds Distributors, Inc.

333 South Hope Street

55th Floor

Los Angeles, CA 90071

And:

American Funds Service Company

Attn: Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

phone: 800/421-5475, ext. 8

facsimile: 210/474-4088

or to such other address or person as may be specified in a written notice given to the other parties. The date of service of any notice shall be the date it is received by the recipient.

18.

Books and Records. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a party, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

19.	Indemnification.

a.

Insurance Company shall indemnify and hold harmless AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. Insurance Company shall also reimburse AFD, Transfer Agent, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which Insurance Company may otherwise have to AFD, the Transfer Agent, CRMC, the Series, the Funds, or their respective affiliates.

b.

AFD, Transfer Agent or CRMC, as applicable, shall indemnify and hold harmless, Insurance Company and its directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD ‘ s, Transfer Agent ‘ s or CRMC ‘s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD ‘ s, Transfer Agent ‘ s or CRMC’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by AFD, Transfer Agent or CRMC of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD, Transfer Agent or the Series. AFD, Transfer Agent or CRMC, as applicable, shall also reimburse Insurance Company for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which AFD, Transfer Agent or CRMC may otherwise have to Insurance Company.

c.

Promptly after receipt by a party entitled to indemnification under this paragraph 19 (an “ Indemnified Party” ) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 19, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof , with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

20.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

21.

Subchapter M. CRMC will endeavor to have each Fund continue to comply with Subchapter M of the Code, and the regulations thereunder and qualify as a regulated investment company thereunder, and it will promptly notify the Insurance Company upon having a reasonable basis for believing that it has ceased to qualify as a “regulated investment company” under Subchapter M of the Code or that it might not so comply and qualify in the future.

22.

Entire Agreement/ Amendments. This Agreement (together with the Business Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof This Agreement may not be amended except by written agreement of the parties. If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of this Agreement shall govern.

23.

Assignability. This Agreement shall extend to and be binding upon the Insurance Company, the Series, AFD, CRMC and the Transfer Agent and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained. Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

24.

Proprietary Information. AFD and the Funds agree that the names, addresses, and other information relating to the Contractholders or prospects for the sale of the Contracts developed by Insurance Company are the exclusive property of the Insurance Company and may not be used by AFD, Transfer Agent, CRMC or the Funds without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder. This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

AFD, the Transfer Agent, CRMC and the Series hereby consent to the Insurance Company’s use of the names of the Series, the Funds, AFD, the Transfer Agent and CRMC in connection with marketing the Funds and Contracts, subject to the terms of this Agreement and the Business Agreement. Insurance Company acknowledges and agrees that AFD, CRMC and/or their affiliates own all right, title and interest in and to the names American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company and covenants not, at any time, to challenge the rights of AFD, CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof. AFD, the Transfer Agent, CRMC and the Series hereby consent to the use of any trademark, trade name, service mark or logo used by AFD, the Transfer Agent, CRMC and the Series, subject to AFD, the Transfer Agent, CRMC or the Series approval of such use and in accordance with reasonable requirements of that party. Such consent will terminate with the termination of this Agreement. The Insurance Company agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of AFD, the Transfer Agent , CRMC and /or the Series.

AFD, the Transfer Agent , CRMC and/or the Funds shall not mention or make any representation regarding the Insurance Company in any of their written Fund marketing and/or communication materials without providing the Insurance Company with an opportunity, in advance, to review any such Fund marketing and/or communication materials. Upon its review, should the insurance Company reasonably object to the use of any such written communication , AFD, the Transfer Agent , CRMC and/or the Funds shall refrain from such use.

25.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise , the remainder of the Agreement shall not be affected thereby.

26.

No Waiver. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

27.

No Joint Venture, Etc. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Transfer Agent, AFD, CRMC and the Funds.

28.

Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered. Each party (a) agrees to permit the use, from time to time and where appropriate, of telecopied signatures and signatures sent via electronic mail in PDF format (or other format acceptable to the parties), for the execution of this Agreement, or any amendments hereto, and in order to expedite the transactions contemplated by this Agreement, (b) intends to be bound by its telecopied signature and its signature sent via electronic mail, (c) is aware that the other party will rely on its telecopied signature and on its signature sent via electronic mail, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement, including any amendments, and any documents effecting the transactions contemplated by this Agreement based on the fact that a signature was sent by telecopy or via electronic mail.

29.

Survival. The provisions of paragraphs 4, 5, 19 and 24 survive termination of this Agreement. Notwithstanding the termination of this Agreement, other than as a result of a failure by a Fund to meet the diversification requirements of Section 817(h) of the Code, the Series , at Insurance Company ‘ s option, will continue to make additional shares of the Funds available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contractholders), unless the applicable Fund liquidates or applicable laws prohibit further sales. Specifically, without limitation, existing Contractholders shall be permitted to direct reallocation of investments in the Funds, redemption of investments in the Funds, and investment in the Funds upon the making of additional purchase payments under the existing Contracts.

30.

Non-exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

31.

Insurance. At all times Insurance Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder . Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Insurance Company’ s employees and agents.

32.

Oversight of Insurance Company. Upon reasonable notice by Transfer Agent , Insurance Company will permit Transfer Agent or its representative to have reasonable access to Insurance Company’ s personnel and records pertaining to this Agreement at mutually agreeable times during Insurance Company’s normal business hours in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement; provided, however, that Transfer agent must comply with all reasonable security and confidentiality procedures established by Insurance Company and such access must not interfere with Insurance Company’ s normal business operations.

33.

Independent Audit. Transfer Agent reserves the right to require that Insurance Company’s data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm to ensure the existence of, and adherence to, proper operational controls. Insurance Company shall make available upon Transfer Agent’s request a copy of any report by such accounting firm as it relates to said audit, if the release of such report is authorized by the accounting firm. Upon reasonable request by Transfer Agent, Insurance Company will provide a description of its controls and procedures with respect to its transaction processing activities as they relate to this Agreement. Insurance Company shall immediately notify Transfer Agent in the event of a material breach of operational controls.

34.

No Recourse. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. The execution and delivery of this Agreement by each Fund has been authorized by its Board of Trustees, and this agreement has been signed and delivered by an authorized officer of the Series, and neither such authorization by the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall, with respect to the obligations of the Series under this Agreement, bind only the trust property of the Series as provided in the governing documents of the Series, as amended from time to time.

35.

Conflicts. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contractholders participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify Insurance Company of the existence of irreconcilable material conflict and its implications. If such a conflict exists, Insurance Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contractholders will not be required to bear such expenses.

36.

Mixed and Shared Funding. The Series hereby notifies Insurance Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding References to the Mixed and Shared Funding Order shall refer to any applicable exemptive relief issued to the Series to permit mixed and shared funding to the extent to which the parties intend to rely on such Order. For the avoidance of doubt, any obligations under this Agreement with respect to the Mixed and Shared Funding Order shall apply solely to the extent the parties rely, or seek to rely, on such Order.

37.

Shareholder Infonnation Agreement. The Insurance Company has executed or will execute an agreement with Transfer Agent pursuant to Rule 22c-2 under the Investment Company Act of 1940, under which the Insurance Company is required, upon request, to provide the Funds with certain account information and to prohibit transactions that violate the policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

38.

Confidentiality of Holdings Information. The Insurance Company may receive certain holdings information (the “Holdings Information”) related to the Funds on a daily, weekly, monthly or other periodic basis from the Series, CRMC or one of their designees in order to help evaluate the Funds for inclusion in the Contracts and to evaluate and coordinate with Insurance Company’s internal hedging program (the “ Purpose”). Insurance Company agrees that the Holdings Information is confidential and may only be used by Insurance Company for the Purpose. Insurance Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information; (d) will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (e) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. Without limiting the foregoing, Insurance Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance.

39.	NSCC Rules. NSCC rules and procedures shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
for itself and on behalf of the Separate Accounts

By:
Name:
Title:

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Name:
Title:

AMERICAN FUNDS INSURANCE SERIES

By:
Name:
Title:

AMERICAN FUNDS SERVICE COMPANY

By:
Name:
Title:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Name:
Title:

EXHIBIT A

American Funds Insurance Series Funds

Class 4 Shares

American Funds Insurance Series® Asset Allocation Fund

American Funds Insurance Series® Bond Fund

American Funds Insurance Series® Global Growth and Income Fund

American Funds Insurance Series® Global Growth Fund

American Funds Insurance Series® Growth Fund

American Funds Insurance Series® Growth-Income Fund

American Funds Insurance Series® US. Government/AAA-Rated Securities Fund

Insurance Company Separate Accounts

Separate Account R

EXHIBIT B

A.	Administrative Services Fee

The Series shall pay to Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 Shares of the Funds held by each Separate Account , payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of Class 4 Shares of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate the provision of the Services periodically, to confirm that payments made under the Insurance Administrative Services Plan continue to be appropriate. At the request of CRMC, and subject to any confidentiality obligations of Insurance Company, Insurance Company will make available copies of all records of Separate Account transactions applicable to this Agreement maintained by Insurance Company as may be reasonably requested by CRMC to ensure compliance with applicable law and the provisions of this Agreement.

B.	Distribution Fee

The Series shall pay a distribution fee pursuant to Rule 12b-1 under the Investment Company Act of 194 0, as amended, to be accrued daily and paid monthly, at an annual rate of 0.25% of the average daily net assets of the Class 4 Shares of each Fund attributable to the Contracts for so long as the Series’ Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for such share class remains in effect.

EXHIBIT C

Administrative Services

1. Periodic Reconciliation. The Insurance Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2. Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, the Insurance Company shall maintain with respect to each Separate Account holding the Funds’ Class 4 Shares and each Contractholder for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3. Fund Information. The Insurance Company shall respond to inquiries from Contractholders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4. Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contractholders. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

5. Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

6. Other Information. The Insurance Company shall provide to the Separate Accounts and Contractholders such other information as shall be required under applicable law and regulations.

AMENDMENT TO FUND PARTICIPATION AND

SERVICE AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”) and American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”) entered into a certain fund participation and service agreement, dated May 1, 2017 (the “Participation Agreement”), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of January 20, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), AFD, Transfer Agent, CRMC and the Series (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Series (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Series shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Series shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, CRMC intends to host and maintain a public website to house the Series Documents (as defined below);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

1

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Series Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Series prepares and provides the Series Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Series Documents; Website Posting.

(a). Series Documents. The Series is responsible for preparing and providing the following “Series Documents,” as specified in paragraph (b)(l) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI’’) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-l under the 1940 Act) for the Portfolios (together the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current’ and “Prior” Report to Shareholders;)

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings” ).

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(b). Deadline for Providing, and Currentness of, Series Documents.

(i). The Series shall provide or make available the Summary_Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’ s securities and the Variable Contracts.

(ii). The Series shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 5 days before the date that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c). Format of Series Documents. The Series shall provide or make available the Series Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Series Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall, at its sole cost and expense, host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Series Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Series fulfills its obligation under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(l)(i) of Rule 498A.

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(ii). The Series shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f). Expense Allocation. In accordance with Section11 of the Participation Agreement, all expenses incident to each party’ s performance of this Amendment shall be paid by the respective party.

(g). Series Document Website. CRMC shall, at its sole cost and expense, host and maintain a website (the “Series Document Website”), on which it will make available to the Company, free of charge, the Series Documents in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Series Document Website , including the timely posting of Series Documents to the Series Document Website for access by the Company, shall constitute full and complete compliance by the Series with its obligations under Section 1 of this Amendment.

2.

Content of Series Documents. The Series shall be responsible for the content and substance of the Series Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Series Documents. Without limiting the generality of the foregoing in any manner, the Series shall be responsible for ensuring that the Series Documents as provided to the Company:

(a). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Series Documents for Paper Delivery. The Series shall:

(a). If requested by the Company, the Series or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Series Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Series Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Series.

4

(b). The Series shall reimburse the Company for the costs of printing and mailing the Series Documents to Contract Owners, including the Notice regarding the availability of Shareholder Reports.

4.

Portfolio Expense and Performance Data. The Series shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Series shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 100 calendar days after the close of each Portfolio’s fiscal year:

(a). the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b). the net “Annual Portfolio Company Expenses” (aka “Total Annual Series Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N- 6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Series); and

(c). the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4 , and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph G) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

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(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	[Reserved.]

7.	Indemnification.

(a). The Series specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim loss, demand, damages, costs and expenses (including reasonable attorney’ s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Series to provide the Series Documents in accordance with the terms of this Amendment or any material failure or alleged material failure to fulfill its other duties and responsibilities under this Amendment or for any other material breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

(b). The Company specifically agrees to indemnify and hold harmless each of the Series, AFD, CRMC and the Transfer Agent (and their respective officers, directors and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any one of them (or their respective officers, directors and employees) as a result of (i) any failure or alleged failure by the Company to maintain the website specified in paragraph (j)(l)(iii) of Rule 498A in accordance with the requirements of Rule 498A or (ii) any material failure or alleged material failure to fulfill any of its other duties and responsibilities under this Amendment or for any other material breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

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8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
By:	/s/ N. Ethirveerasingam
Print Name: N. Ethirveerasingam
Title: 2nd Vice President
Date: 2-1-2021

AMERICAN FUNDS DISTRIBUTORS, INC.
By:	/s/ Timothy W. McHale
Print Name: Timothy W. McHale
Title: Secretary
Date: 1-20-2021

AMERICAN FUNDS INSURANCE SERIES
By:	/s/ Maria Thelma Manotok Pathria
Print Name: Maria Thelma Manotok Pathria
Title: Principal Executive Officer
Date: 01-21-2021

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Kenneth R. Govetzian

Print Name: Kenneth R. Govetzian
Title: Principal Executive Officer
Date: 01-21-2021

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Triessi
Print Name: Michael J. Triessi
Title: Senior Vice President
Date: 1-20-2021

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